Exhibit 1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-83962) of CEMEX, S.A.B. de C.V. of our report dated June 25, 2007, with respect to the statements of net assets available for benefits of CEMEX, Inc. Savings Plan as of December 31, 2006 and 2005, the related statement of changes in net assets available for benefits for the year ended December 31, 2006 and for the one day period ended December 31, 2005, and the related supplemental schedules which report appears in the December 31, 2006 annual report on Form 11-K of CEMEX, Inc. Savings Plan.





/s/ Mir Fox & Rodriguez, P.C.
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Houston, Texas
June 25, 2007